Exhibit 99.1

CORESITE REPORTS FOURTH-QUARTER REVENUE AND FFO PER SHARE GROWTH
OF 18% AND 25% YEAR OVER YEAR, RESPECTIVELY

2014 FFO, excluding non-recurring items, increased 20% year over year to $2.18 per share

DENVER, CO — February 12, 2015 — CoreSite Realty Corporation (NYSE:COR), a premier provider of secure, reliable, high-performance data center solutions across the US, today announced financial results for the fourth quarter ended December 31, 2014.

Quarterly Highlights

•                  Reported fourth-quarter funds from operations (“FFO”) of $0.61 per diluted share and unit, representing 24.5% growth year over year

•                  Reported fourth-quarter total operating revenues of $72.5 million, representing an 18.0% increase year over year; data center revenues increased 18.9% year over year

•                  Executed 91,662 net rentable square feet of new and expansion turn-key data center leases representing $11.1 million of annualized GAAP rent at a rate of $121 per square foot

•                  Realized rent growth on signed renewals of 2.6% on a cash basis and 5.2% on a GAAP basis and recorded rental churn of 1.4%

•                  Commenced 34,009 net rentable square feet of new and expansion leases representing $4.9 million of annualized GAAP rent at a rate of $145 per square foot, increasing stabilized data center occupancy to 87.4%

•                  Opened VA2 with 100% of the first phase of turn-key capacity leased to a single anchor tenant whose lease commences in April 2015

•                  Increased quarterly common stock dividend by 20% to $0.42 per share; annual rate of $1.68 per share

Tom Ray, CoreSite’s Chief Executive Officer, commented, “We are pleased to report continued execution of our business plan in the fourth quarter, delivering another quarter of solid revenue and earnings growth and finishing out 2014 as a strong year for CoreSite.” Mr. Ray continued, “We finished 2014 and began 2015 with accelerating momentum, upon which we will continue to execute as we focus on capturing opportunities to grow organically in our existing markets.”

Financial Results

CoreSite reported FFO attributable to shares and units of $29.0 million for the three months ended December 31, 2014, a 25.5% increase year over year and an increase of 11.9% sequentially. On a per diluted share and unit basis, FFO increased 24.5% to $0.61 for the three months ended December 31, 2014, as compared to $0.49 per diluted share and unit for the three months ended December 31, 2013. On a sequential basis, FFO per diluted share increased 10.9%.

Total operating revenues for the three months ended December 31, 2014, were $72.5 million, an 18.0% increase year over year and an increase of 2.8% sequentially. Data center revenues for the three months ended December 31, 2014, were $70.6 million, an 18.9% increase year over year and an increase of 3.1% sequentially. CoreSite reported net income attributable to common shares of $4.7 million, or $0.21 per diluted share.

Sales Activity

CoreSite executed 96 new and expansion turn-key data center leases representing $11.1 million of annualized GAAP rent during the fourth quarter, comprised of 91,662 NRSF at a weighted-average GAAP rate of $121 per NRSF. During the fourth quarter, CoreSite opened VA2 in Reston, Virginia, with the first phase of 44,036 NRSF of turn-key capacity leased to a single anchor tenant.

CoreSite’s renewal leases signed in the fourth quarter totaled $6.7 million in annualized GAAP rent, comprised of 43,863 NRSF at a weighted average GAAP rate of $153 per NRSF, reflecting a 2.6% increase in rent on a cash basis and a 5.2% increase on a GAAP basis. The fourth-quarter rental churn rate was 1.4%.

CoreSite’s fourth-quarter data center lease commencements totaled 34,009 NRSF at a weighted average GAAP rental rate of $145 per NRSF, which represents $4.9 million of annualized GAAP rent.

Development Activity

CoreSite had 92,173 NRSF of data center space under construction at VA2 in Reston, Virginia, at the end of the fourth quarter, comprised of Phase 1 and Phase 2 construction. This amount includes 44,036 NRSF associated with Phase 1 that was 100% leased as of December 31, 2014. As of December 31, 2014, CoreSite had incurred $77.5 million of the estimated $89.4 million required to complete these projects at VA2.

During the fourth quarter, CoreSite began construction on Phase 2 at NY2, comprising 49,050 NRSF expected to be delivered in the second quarter of 2015. As of December 31, 2014, CoreSite had incurred $2.3 million of the estimated $21.3 million required to complete this project.

Additionally, CoreSite had 28,587 NRSF of turn-key data center capacity under construction at three locations as of December 31, 2014, across the Company’s existing facilities at BO1 (Boston), DE1 (Denver), and CH1 (Chicago). As of December 31, 2014, CoreSite had incurred $1.4 million of the estimated $18.0 million required to complete these projects.

Balance Sheet and Liquidity

As of December 31, 2014, CoreSite had $318.5 million of total long-term debt, correlating to 2.2 times fourth-quarter annualized adjusted EBITDA, and $433.5 million of long-term debt and preferred stock, correlating to 3.0 times fourth-quarter annualized adjusted EBITDA.

At quarter end, CoreSite had $10.7 million of cash available on its balance sheet and $179.2 million of capacity available under its revolving credit facility.

Dividend

On December 8, 2014, CoreSite announced a 20% increase in its quarterly dividend to $0.42 per share of common stock and common stock equivalents for the fourth quarter of 2014. The increased dividend reflects an annualized dividend rate of $1.68 per share, compared to the prior annualized dividend rate of $1.40 per share. The fourth-quarter common stock dividend was paid on January 15, 2015, to shareholders of record on December 31, 2014.

CoreSite also announced on December 8, 2014, a dividend of $0.4531 per share of Series A preferred stock for the period October 15, 2014, to January 14, 2015. The preferred dividend was paid on January 15, 2015, to shareholders of record on December 31, 2014.

2015 Guidance

CoreSite is introducing its 2015 guidance of FFO per diluted share and unit in the range of $2.55 to $2.65. More detail regarding the assumptions underpinning the 2015 annual guidance can be found on page 24 of the fourth-quarter 2014 earnings supplemental.

In addition, the company’s estimate of 2015 net income attributable to common shares is $0.75 to $0.85 per diluted share, with the difference between FFO and net income being real estate depreciation and amortization.

This outlook is predicated on current economic conditions, internal assumptions about CoreSite’s customer base, and the supply and demand dynamics of the markets in which CoreSite operates. The guidance does not include the impact of any future financing, investment or disposition activities, beyond what has already been disclosed.

Upcoming Conferences and Events

CoreSite will participate in Citi’s 2015 Global Property CEO Conference on March 2, 2015, at The Diplomat Resort & Spa in Hollywood, Florida.

Conference Call Details

CoreSite will host a conference call on February 12, 2015, at 12:00 p.m., Eastern time (10:00 a.m., Mountain Time), to discuss its financial results, current business trends and market conditions.

The call can be accessed live over the phone by dialing 877-407-3982 for domestic callers or 201-493-6780 for international callers. A replay will be available shortly after the call and can be accessed by dialing 877-870-5176 for domestic callers or 858-384-5517 for international callers. The passcode for the replay is 13598544. The replay will be available until February 19, 2015.

Interested parties may also listen to a simultaneous webcast of the conference call by logging on to CoreSite’s website at www.CoreSite.com and clicking on the “Investors” link. The on-line replay will be available for a limited time beginning immediately following the call.

About CoreSite

CoreSite Realty Corporation (NYSE:COR) delivers secure, reliable, high-performance data center solutions across eight key North American markets.  More than 800 of the world’s leading enterprises, network operators, cloud providers, and supporting service providers choose CoreSite to connect, protect and optimize their performance-sensitive data, applications and computing workloads.  Our scalable, flexible solutions and 350+ dedicated employees consistently deliver unmatched data center options — all of which leads to a best-in-class customer experience and lasting relationships.  For more information, visit www.CoreSite.com.

CoreSite Investor Relations Contact

Greer Aviv | CoreSite Investor Relations Director

+1 303.405.1012 | +1 303.222.7276
Greer.Aviv@CoreSite.com

Forward Looking Statements

This earnings release and accompanying supplemental information may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond CoreSite’s control, that may cause actual results to differ significantly from those expressed in any forward-looking statement. These risks include, without limitation: the geographic concentration of the company’s data centers in certain markets and any adverse developments in local economic conditions or the demand for data center space in these markets; fluctuations in interest rates and increased operating costs; difficulties in identifying properties to acquire and completing acquisitions; significant industry competition; the company’s failure to obtain necessary outside financing; the company’s failure to qualify or maintain its status as a REIT; financial market fluctuations; changes in real estate and zoning laws and increases in real property tax rates; and other factors affecting the real estate industry generally. All forward-looking statements reflect the company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission.

Consolidated Balance Sheets

(in thousands)

	December 31, 2014	December 31, 2013
Assets:
Investments in real estate:
Land	$78,983	$78,983
Building and improvements	889,341	812,225
	968,324	891,208
Less: Accumulated depreciation and amortization	(215,978)	(155,704)
Net investment in operating properties	752,346	735,504
Construction in progress	178,224	157,317
Net investments in real estate	930,570	892,821
Cash and cash equivalents	10,662	5,313
Accounts and other receivables, net	10,290	10,339
Lease intangibles, net	7,112	11,028
Goodwill	41,191	41,191
Other assets	75,600	55,802
Total assets	$1,075,425	$1,016,494

Liabilities and equity:
Liabilities
Revolving credit facility	$218,500	$174,250
Senior unsecured term loan	100,000	—
Mortgage loan payable	—	58,250
Accounts payable and accrued expenses	42,463	48,978
Accrued dividends and distributions	22,355	18,804
Deferred rent payable	8,985	9,646
Acquired below-market lease contracts, net	5,576	6,681
Unearned revenue, prepaid rent and other liabilities	19,205	11,578
Total liabilities	417,084	328,187

Stockholders’ equity
Series A cumulative preferred stock	115,000	115,000
Common stock, par value $0.01	212	209
Additional paid-in capital	275,038	267,465
Accumulated other comprehensive loss	(125)	—
Distributions in excess of net income	(67,538)	(50,264)
Total stockholders’ equity	322,587	332,410
Noncontrolling interests	335,754	355,897
Total equity	658,341	688,307

Total liabilities and equity	$1,075,425	$1,016,494

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended			Year Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Operating revenues:
Data center revenue:
Rental revenue	$39,142	$38,315	$33,988	$149,294	$131,080
Power revenue	19,963	18,687	15,669	71,227	59,663
Interconnection revenue	9,536	9,169	7,866	35,355	28,932
Tenant reimbursement and other	1,991	2,328	1,885	8,702	7,317
Total data center revenue	70,632	68,499	59,408	264,578	226,992
Office, light-industrial and other revenue	1,860	2,016	2,032	7,842	7,841
Total operating revenues	72,492	70,515	61,440	272,420	234,833
Operating expenses:
Property operating and maintenance	20,253	20,043	17,247	75,119	64,260
Real estate taxes and insurance	2,519	3,073	1,708	7,578	8,458
Depreciation and amortization	22,422	20,914	17,151	80,722	65,785
Sales and marketing	3,413	3,806	3,474	14,554	14,405
General and administrative	6,260	7,145	7,092	27,842	27,317
Rent	5,148	5,113	5,028	20,397	19,659
Impairment of internal-use software	—	—	—	1,959	—
Transaction costs	—	49	—	62	279
Total operating expenses	60,015	60,143	51,700	228,233	200,163

Operating income	12,477	10,372	9,740	44,187	34,670

Gain on land disposal	1,208	—	—	1,208	—
Interest income	1	1	14	6	32
Interest expense	(1,362)	(1,361)	(759)	(5,311)	(2,689)
Income before income taxes	12,324	9,012	8,995	40,090	32,013
Income tax (expense) benefit	(18)	(22)	34	(38)	(401)
Net income	12,306	8,990	9,029	40,052	31,612

Net income attributable to noncontrolling interests	5,557	3,759	3,809	17,287	12,771
Net income attributable to CoreSite Realty Corporation	6,749	5,231	5,220	22,765	18,841
Preferred stock dividends	(2,085)	(2,084)	(2,085)	(8,338)	(8,338)
Net income attributable to common shares	$4,664	$3,147	$3,135	$14,427	$10,503

Net income per share attributable to common shares:
Basic	$0.22	$0.15	$0.15	$0.68	$0.50
Diluted	$0.21	$0.14	$0.15	$0.66	$0.49

Weighted average common shares outstanding:
Basic	21,303,795	21,214,825	20,924,624	21,161,614	20,826,622
Diluted	21,794,138	21,708,759	21,492,301	21,740,707	21,503,212

Reconciliations of Net Income to FFO

(in thousands, except share and per share data)

	Three Months Ended			Year Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net income	$12,306	$8,990	$9,029	$40,052	$31,612
Real estate depreciation and amortization	19,968	18,988	16,146	73,955	62,040
Gain on land disposal	(1,208)	—	—	(1,208)	—
FFO	$31,066	$27,978	$25,175	$112,799	$93,652
Preferred stock dividends	(2,085)	(2,084)	(2,085)	(8,338)	(8,338)
FFO available to common shareholders and OP unit holders	$28,981	$25,894	$23,090	$104,461	$85,314

Weighted average common shares outstanding - diluted	21,794	21,709	21,492	21,741	21,503
Weighted average OP units outstanding - diluted	25,361	25,361	25,361	25,361	25,356
Total weighted average shares and units outstanding - diluted	47,155	47,070	46,853	47,102	46,859

FFO per common share and OP unit - diluted	$0.61	$0.55	$0.49	$2.22	$1.82

Funds From Operations “FFO” is a supplemental measure of our performance which should be considered along with, but not as an alternative to, net income and cash provided by operating activities as a measure of operating performance and liquidity. We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property and undepreciated land and impairment write-downs of depreciable real estate, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. FFO attributable to common shares and units represents FFO less preferred stock dividends declared during the period.

Our management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

We offer this measure because we recognize that FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition and results from operations, the utility of FFO as a measure of our performance is limited. FFO is a non-GAAP measure and should not be considered a measure of liquidity, an alternative to net income, cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. In addition, our calculations of FFO are not necessarily comparable to FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. Investors in our securities should not rely on these measures as a substitute for any GAAP measure, including net income.

Reconciliation of earnings before interest, taxes, depreciation and amortization (EBITDA):

(in thousands)

	Three Months Ended			Year Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net income	$12,306	$8,990	$9,029	$40,052	$31,612
Adjustments:
Interest expense, net of interest income	1,361	1,360	745	5,305	2,657
Income tax (benefit) expense	18	22	(34)	38	401
Depreciation and amortization	22,422	20,914	17,151	80,722	65,785
EBITDA	$36,107	$31,286	$26,891	$126,117	$100,455
Non-cash compensation	1,359	1,518	1,433	6,125	6,770
Gain on land disposal	(1,208)	—	—	(1,208)	—
Transaction costs / litigation	—	49	—	288	529
Impairment of internal-use software	—	—	—	1,959	—
Adjusted EBITDA	$36,258	$32,853	$28,324	$133,281	$107,754

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We calculate adjusted EBITDA by adding our non-cash compensation expense, transaction costs and litigation expense as well as adjusting for the impact of impairment charges, gains or losses from sales of property and undepreciated land and gains or losses on early extinguishment of debt. Management uses EBITDA and adjusted EBITDA as indicators of our ability to incur and service debt. In addition, we consider EBITDA and adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation and interest, which permits investors to view income from operations without the impact of non-cash depreciation or the cost of debt. However, because EBITDA and adjusted EBITDA are calculated before recurring cash charges including interest expense and taxes, and are not adjusted for capital expenditures or other recurring cash requirements of our business, their utilization as a cash flow measurement is limited.